                                                                     EXHIBIT 2.2


                              AMENDED AND RESTATED

                           PURCHASE AND SALE AGREEMENT

                                      Among

                         UNISON HEALTHCARE CORPORATION,
                             a Delaware corporation

                   SUNBELT THERAPY MANAGEMENT SERVICES, INC.,
                             an Arizona corporation


                                PAUL G. HENDERSON

                                       And

                                 PAIGE B. PLASH


                          Dated as of February 1, 1996

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
RECITALS.....................................................................  1

ARTICLE I.   DEFINITIONS.....................................................  1
         1.1.     "Affiliate"................................................  1
         1.2.     "Agreement"................................................  2
         1.3.     "Bank Accounts"............................................  2
         1.4.     "Buyer's Closing Certificate"..............................  2
         1.6.     "Buyout"...................................................  2
         1.7.     "Cash Consideration".......................................  2
         1.8.     "Closing"..................................................  2
         1.9.     "Closing Date".............................................  2
         1.10.    "Code".....................................................  2
         1.11.    "Contingent Payments"......................................  2
         1.12.    "Contracts"................................................  2
         1.13.    "Convertible Debentures"...................................  3
         1.14.    "Effective Time of Closing"................................  3
         1.15.    "Employees"................................................  3
         1.16.    "Employee Benefit Plans"...................................  3
         1.17.    "Environmental Law(s)".....................................  3
         1.18.    "ERISA"....................................................  3
         1.19.    "GAAP".....................................................  3
         1.20.    "Governmental Authority"...................................  3
         1.22.    "Incorporated Centers Financial Statements"................  4
         1.23.    "Indebtedness".............................................  4
         1.24.    "Intellectual Property"....................................  4
         1.25.    "Knowledge"................................................  4
         1.26.    "Law"......................................................  5
         1.27.    "Leases"...................................................  5
         1.28.    "Licenses".................................................  5
         1.29.    "Lien".....................................................  5
         1.30.    "Material Adverse Effect"..................................  5
         1.31.    "1933 Act".................................................  5
         1.32.    "Opinion of Buyer's Counsel"...............................  5
         1.33.    "Opinion of Seller's Counsel"..............................  5
         1.34.    "Person"...................................................  5
         1.35.    "Purchase Price"...........................................  5
         1.36.    "Purchased Stock"..........................................  5
         1.37.    "Records"..................................................  5
         1.37.1   "Registration Rights Agreement"............................  6
         1.38.    "Relation".................................................  6

     1.39.    "Retained Stock"........................................................  6
     1.40.    "SEC"...................................................................  6
     1.41.    "Security Agreement"....................................................  6
     1.42.    "Seller's Closing Certificate"..........................................  6
     1.43.    "Subsidiary"............................................................  6
     1.44.    "Tax Return(s)".........................................................  6
     1.45.    "Tax(es)"...............................................................  6
     1.46.    "Term Note/1997"........................................................  7
     1.47.    "Term Note/1998"........................................................  7
     1.48.    "Unison Common Stock"...................................................  7
     1.49.    "Unison Financial Statements"...........................................  7

ARTICLE II.   PURCHASE AND SALE; OTHER AGREEMENTS.....................................  7
     2.1.     Purchase and Sale.......................................................  7
     2.2.     Payment of Purchase Price...............................................  7
     2.3.     Management of Buyer After Closing.......................................  7
     2.4.     Employment Agreements...................................................  8
     2.5.     Noncompetition..........................................................  8
     2.6.     Contingent Payments.....................................................  8
     2.7.     Buyout..................................................................  9

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF SELLER...............................  9
     3.1.     Consents; Authority.....................................................  9
     3.2.     Enforceability..........................................................  9
     3.3.     No Violation, Conflict.................................................. 10
     3.4.     No Broker............................................................... 10
     3.5.     Investment Intent....................................................... 10
     3.6.     Suitability and Sophistication.......................................... 11
     3.7.     Receipt of Information.................................................. 11

ARTICLE IV. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF
SELLER................................................................................ 11
     4.1.     Organization............................................................ 12
     4.2.     Charter................................................................. 12
     4.3.     Qualification........................................................... 12
     4.4.     Capitalization of the Incorporated Centers; Stockholders................ 12
     4.5.     Authority; Enforceability; No Violation, Conflict or Required Filing.... 12
     4.6.     Incorporated Centers Financial Statements............................... 13
     4.7.     Absence of Certain Changes.............................................. 13
     4.8.     Assets.................................................................. 14
     4.9.     Intellectual Property................................................... 14
     4.10.    Tax Matters............................................................. 14
     4.11.    Legal and Regulatory Matters............................................ 15
     4.12.    Employees............................................................... 15

                                      (ii)

         4.13.    Insurance Coverage............................................ 15
         4.14.    Employee Benefit Plan(s)...................................... 15
         4.15.    Compliance with Environmental Law............................. 16
         4.16.    Bank and Brokerage Accounts................................... 17
         4.17.    Material Misstatements or Omissions........................... 17
         4.18.    Broker's Fees................................................. 17

ARTICLE V.   REPRESENTATIONS AND WARRANTIES OF BUYER............................ 17
         5.1.     Organization.................................................. 17
         5.2.     Qualification................................................. 18
         5.3.     Authority Enforceability; No Violation, Conflict or
                     Required Filing............................................ 18
         5.4.     Unison Financial Statements................................... 18
         5.5.     Tax Matters................................................... 19
         5.6.     Legal and Regulatory Matters.................................. 19
         5.7.     Material Misstatements or Omissions........................... 19
         5.8.     Broker's Fees................................................. 19
         5.9.     Investment Intent............................................. 19
         5.10.    Suitability and Sophistication................................ 20
         5.11.    Receipt of Information........................................ 20

ARTICLE VI.   INDEMNIFICATION................................................... 20
         6.1.     Indemnification by Seller..................................... 20
         6.2.     Indemnification by Buyer and Unison........................... 21
         6.3.     Indemnification Limits........................................ 21
         6.4.     Indemnification Notice........................................ 21

ARTICLE VII.   CERTAIN MATTERS PENDING CLOSING.................................. 22
         7.1.     Access........................................................ 22
         7.2.     Carry on in Regular Course.................................... 22
         7.3.     Use of Assets................................................. 22
         7.4.     Preservation of Relationships................................. 23
         7.5.     No Default.................................................... 23
         7.6.     Publicity..................................................... 23
         7.7.     Insurance Policies............................................ 23
         7.8.     Cooperation................................................... 23
         7.9.     Compensation.................................................. 23
         7.10.    Indebtedness.................................................. 23
         7.11.    Dividends; Redemptions; Issuance of Stock..................... 23
         7.12.    Compliance with Laws.......................................... 24
         7.13.    Taxes......................................................... 24
         7.14.    Amendment of Articles or Certificate and Bylaws............... 24

                                      (iii)

ARTICLE VIII.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER......... 24
         8.1.     Compliance with Agreement.............................. 24
         8.2.     Proceedings and Instruments Satisfactory............... 24
         8.3.     No Litigation.......................................... 24
         8.4.     Representations and Warranties......................... 24
         8.5.     Material Damage to Assets.............................. 24
         8.6.     Deliveries at Closing.................................. 25
         8.7.     Other Documents........................................ 25
         8.8.     Stock Certificates..................................... 25
         8.9.     Regulatory Approvals................................... 25

ARTICLE IX.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER........... 25
         9.1.     Compliance with Agreement.............................. 25
         9.2.     Proceedings and Instruments Satisfactory............... 25
         9.3.     No Litigation.......................................... 26
         9.4.     Representations and Warranties......................... 26
         9.5.     Payment of Purchase Price.............................. 26
         9.6.     Deliveries at Closing.................................. 26
         9.7.     Other Documents........................................ 26

ARTICLE X.  TERMINATION.................................................. 26
         10.1.    Termination............................................ 26
         10.2.    Time to Review Schedules............................... 26

ARTICLE XI.   MISCELLANEOUS.............................................. 27
         11.1.    Further Assurances..................................... 27
         11.2.    Survival of Representations and Warranties............. 27
         11.3.    Entire Agreement; Amendment............................ 27
         11.4.    Payment of Expenses and Fees........................... 28
         11.5.    Governing Law.......................................... 28
         11.6.    Assignment............................................. 28
         11.7.    Notices................................................ 28
         11.8.    Counterparts; Headings................................. 29
         11.9.    Interpretation......................................... 30
         11.10.   Severability........................................... 30
         11.11.   Specific Performance................................... 30
         11.12.   No Reliance............................................ 30
         11.13.   Cooperation............................................ 30
         11.14.   Records................................................ 30
         11.15.   Exhibits............................................... 31
         11.16.   Income Tax Position.................................... 31

                                      (iv)

                AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

         This Amended and Restated Purchase and Sale Agreement (the "Agreement") is made as of the 1st day of February, 1996 by and among Unison HealthCare Corporation, a Delaware corporation ("Unison"), Sunbelt Therapy Management Services, Inc., an Arizona corporation (the "Buyer"), Paul G. Henderson ("Henderson") and Paige B. Plash ("Plash"). Henderson and Plash are sometimes referred to herein collectively as "Seller".

                                    RECITALS

         A. The parties to this Agreement are the parties to a Purchase and Sale Agreement dated as of February 1, 1996 (the "Original Agreement") dealing with the same subject matter as this Agreement. The parties now wish to amend the Original Agreement to reflect the original intent of the parties. This Agreement includes all such amendments desired by the parties and completely restates and replaces the Original Agreement for all purposes.

         B. Unison is engaged in the business of owning, leasing and managing nursing homes and other types of care facilities;

         C. Buyer is a wholly-owned subsidiary of Unison;

         D. Seller owns all of the issued and outstanding stock of Henderson & Associates Rehabilitation, Inc. ("HAR"), Decatur SportsFit & Wellness Center, Inc. ("DSW"), Therapy Health Systems, Inc. ("THS") and Sunbelt Therapy Management Services, Inc. ("STMS" and collectively with HAR, DSW and THS, the "Incorporated Centers"); and

         E. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, 90% of all right, title and interest in and to the issued and outstanding stock of the Incorporated Centers on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         IN CONSIDERATION of the Recitals and of the mutual covenants, conditions and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                             ARTICLE I. DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         1.1. "Affiliate" shall mean with respect to any Person, any (i) officer, director, or holder of more than 10% of the outstanding shares or equity interests of such Person, (ii) any Relation of such Person or any Affiliate of such Relation, or (iii) any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the "controlled" Person, whether through ownership of voting securities, by contract, or otherwise.

         1.2. "Agreement" shall mean this Purchase and Sale Agreement, together with the Exhibits and Schedules attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

         1.3. "Bank Accounts" shall mean the checking accounts, savings accounts, custodial accounts, certificates of deposit, safe deposit boxes and other bank accounts maintained by a Person.

         1.4. "Buyer's Closing Certificate" shall mean the Closing Certificate of Buyer in the form of Exhibit 1.4 to this Agreement.

         1.5. Intentionally Omitted.

         1.6. "Buyout" shall mean the purchase of the Retained Stock pursuant to and subject to the conditions in Section 2.6.

         1.7. "Cash Consideration" shall mean a payment, which may be made by wire transfer or certified or cashier's check, from Buyer or Unison to Seller, as a portion of the Purchase Price, in the amount of $800,000.

         1.8. "Closing" shall mean the conference to be held at 10:00 a.m. local time on the Closing Date at the offices of Quarles & Brady, Phoenix, Arizona, or such other time and place as the parties may agree, at which the transactions contemplated by this Agreement shall be consummated.

         1.9. "Closing Date" shall mean April 3, 1996, or such other date as the parties may determine.

         1.10. "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.11. "Contingent Payments" shall mean the payments by Buyer to Seller in addition to the Purchase Price pursuant to and subject to the conditions in
Section 2.6.

         1.12. "Contracts" shall mean all Leases and all other contracts, agreements, leases, relationships and commitments, written or oral, to which a Person is a party or by which it is bound.

         1.13. "Convertible Debentures" shall mean collectively the three convertible debentures given by Unison to Seller, as a portion of the Purchase Price, which shall be due on February 1, 1997, February 1, 1998 and February 1, 1999, respectively, and each of which shall be in the amount of $600,000. The Convertible Debentures will be secured by the Purchased Stock, and each shall be in the form of Exhibit 1.13 to this Agreement.

         1.14. "Effective Time of Closing" shall mean 5:00 p.m., Phoenix, Arizona time on the Closing Date.

         1.15. "Employees" shall mean all employees of a Person as of the Effective Time of Closing.

         1.16. "Employee Benefit Plans" shall mean any employee benefit plan as defined in Section 3(3) of ERISA and any other plan, policy, program, practice or arrangement providing compensation or other benefits to any current or former officer or employee of a Person or its Subsidiaries or any beneficiary or dependent thereof that is or was maintained by such Person or its Subsidiaries.

         1.17. "Environmental Law(s)" shall mean all federal, state, and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, requests, licenses, authorizations, permits, and agreements issued or signed by any federal, state, or local government authority, relating to environmental, health, medical waste or safety matters, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; Clean Water Act of 1977; Clean Air Act; Resource Conservation and Recovery Act of 1976; Federal Insecticide, Fungicide, and Rodenticide Act; Toxic Substances Control Act; Emergency Planning and Community Right-to-Know Act of 1986; Occupational Safety and Health Act of 1970; and Safe Drinking Water Act, and state and local counterparts to these acts.

         1.18. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.19. "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof. Whenever any accounting term is used herein which is not otherwise defined, it shall have the meaning ascribed thereto under GAAP.

         1.20. "Governmental Authority" shall mean the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

         1.21. "Hazardous Substance(s)" shall mean (a) any substance, the presence of which requires investigation or remediation under any Environmental law or under common law; (b) any dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance which is regulated by any Environmental Law; (c) any substance, the presence of which causes or threatens to cause a nuisance upon property presently and/or previously owned, leased or otherwise used by an Incorporated Center (or poses or threatens to pose a hazard to the health or safety of persons on or about the property or adjacent properties); and (d) radon, ureaformaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, petroleum and petroleum products.

         1.22. "Incorporated Centers Financial Statements" shall mean the balance sheets of each of the Incorporated Centers, and the related statements of operations, stockholders equity and cash flows for the twelve month period ended December 31, 1995 and the one month period ended January 31, 1996, which, with respect to HAR and STMS, have been audited by Ernst & Young LLP.

         1.23. "Indebtedness" shall mean all liabilities or obligations of a Person, whether primary or secondary and whether absolute or contingent: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures, guarantees, or similar obligations; or (c) secured by Liens on any assets of such Person.

         1.24. "Intellectual Property" shall mean all of the following which is owned by, issued to or licensed to a Person or any Subsidiary of such Person, and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof; trademarks, service marks, trade dress, logos, trade names and corporate names together with all goodwill associated therewith and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets as defined under the Uniform Trade Secrets Act and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); computer software (including, without limitation, data and related documentation); other intellectual property rights; and all copies and tangible embodiments of the foregoing (in whatever form or medium), in each cash including, without limitation, the items set forth on
Schedule 4.9 attached hereto.

         1.25. "Knowledge" shall mean knowledge attributable to an individual Person or a corporate officer of a corporate Person.

         1.26. "Law" shall mean any law, rule, regulation or requirement of any kind, issued by any Governmental Authority.

         1.27. "Leases" shall mean those real and personal property leases to which a Person is a party.

         1.28. "Licenses" shall mean all licenses, permits, approvals and registrations required or issued by any Governmental Authority.

         1.29. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

         1.30. "Material Adverse Effect" shall mean any material adverse effect on the business, financial condition, results of operations, assets or prospects of a Person or any Subsidiaries of a Person.

         1.31. "1933 Act" shall mean the Securities Act of 1933, as amended.

         1.32. "Opinion of Buyer's Counsel" shall mean the opinion of Quarles & Brady in the form of Exhibit 1.32 to this Agreement.

         1.33. "Opinion of Seller's Counsel" shall mean the opinion of Hand Arendall, L.L.C. in the form of Exhibit 1.33 to this Agreement.

         1.34. "Person" shall mean a natural person, corporation, limited liability company, limited liability partnership, trust, partnership, governmental entity, agency or branch or department thereof, or any other legal entity.

         1.35. "Purchase Price" shall mean the amount of $3,600,000.

         1.36. "Purchased Stock" shall mean 90% of all issued and outstanding common stock of the Incorporated Centers as of the Closing Date to be purchased by Buyer from Seller pursuant to the terms of this Agreement.

         1.37. "Records" shall mean all books, documents and records owned by a corporation, including minute books, stock transfer records, accounting records, employee records, correspondence, manuals, lists, computer media, software and software documentation, sales literature, catalogs, promotional items, advertising materials, customer lists and other written materials.

         1.37.1 "Registration Rights Agreement" shall mean the agreement in the form of Exhibit 1.37.1 to this Agreement pursuant to which Unison will give to Seller, subject to certain conditions, the right to demand registration under the 1933 Act for shares acquired upon conversion of the Notes or the Convertible Debentures or both.

         1.38. "Relation" shall mean with respect to any Person, such Person's spouse and the parents, grandparents, brothers and sisters, children, and grandchildren of such Person or of such Person's spouse.

         1.39. "Retained Stock" shall mean the 10% of the issued and outstanding common stock of each of the Incorporated Centers as of the Closing Date which is not purchased hereunder.

         1.40. "SEC" shall mean the Securities and Exchange Commission.

         1.41. "Security Agreement" shall mean the agreement in the form of
Exhibit 1.41 to this Agreement securing Unison's obligations to Seller under the Convertible Debentures, the Term Note/1997 and the Term Note/1998.

         1.42. "Seller's Closing Certificate" shall mean the Closing Certificate of Seller in the form of Exhibit 1.42 to this Agreement.

         1.43. "Subsidiary" shall mean any Person or business in which another Person owns, directly or indirectly, an equity interest representing at least twenty-five percent of the voting stock or voting interests of such Person or business.

         1.44. "Tax Return(s)" shall mean all federal, state, foreign, local and other tax returns, reports and statements heretofore required to be filed by a Person to which reference is being made or by any consolidated, combined or unitary group of which such Person is or was a member.

         1.45. "Tax(es)" shall mean all taxes, charges, fees, levies or other assessments of any nature whatsoever, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) upon a Person to which reference is being made or any affiliate thereof or upon any consolidated, combined or unitary group of which any such Person is or was a member.

         1.46. "Term Note/1997" shall mean the note given by Unison to Seller, as a portion of the Purchase Price, which note shall be in an original principal amount of $500,000 and shall be due on February 1, 1997. The Term Note/1997 will be secured by the Purchased Assets and Purchased Stock and shall be in the form of Exhibit 1.46 to this Agreement.

         1.47. "Term Note/1998" shall mean the note given by Unison to Seller, as a portion of the Purchase Price, which note shall be in an original principal amount of $500,000 and shall be due on January 1, 1998. The Term Note/1998 will be secured by the Purchased Assets and Purchased Stock and shall be in the form of Exhibit 1.47 to this Agreement. The Term Note/1997 and the Term Note/1998 are sometimes collectively referred to herein as the "Notes."

         1.48. "Unison Common Stock" shall mean Unison's common stock, par value $.001 per share.

         1.49. "Unison Financial Statements" shall mean the consolidated balance sheet of Unison as of December 31, 1994, and the related statements of operations, stockholders equity and cash flows for the year then ended, which have been audited by Ernst & Young LLP.

                 ARTICLE II. PURCHASE AND SALE; OTHER AGREEMENTS

         2.1. Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, the Purchased Stock.

         2.2. Payment of Purchase Price. At the Closing, Buyer shall pay the Purchase Price to Seller as follows: (a) Buyer or Unison shall deliver to Seller the Cash Consideration; (b) Unison shall deliver to Seller the Term Note/1997;
(c) Unison shall deliver to Seller the Term Note/1998; and (d) Unison shall deliver to Seller the Convertible Debentures.

         2.3.     Management of Buyer After Closing.

                  (a) All directors and officers of the Incorporated Centers shall submit written resignations which shall be effective as of the Closing Date.

                  (b) Unison shall appoint new directors and elect new officers for each of the Incorporated Centers.

                  (c) The Board of Directors of Buyer following the Closing shall consist of five members, three of whom will be designated by Buyer and two of whom will be designated by Seller. So long as any portion of either of the Term Note/1997 or the Term Note/1998 remains unpaid, Unison shall cause the Board of Directors of Buyer to remain as set forth in the preceding sentence.

                  (d) Meetings of Buyer's Board of Directors following the Closing shall occur at least quarterly at the corporate headquarters of Buyer in Scottsdale, Arizona, or at such other times and places as may be determined by the Board.

                  (e) Members of Buyer's Board of Directors who are employees of Buyer, or a subsidiary of Unison or Buyer, will not receive additional compensation for such service.

         2.4. Employment Agreements. At the Closing, Buyer will enter into employment agreements with each of Henderson and Plash (the "Employment Agreements") pursuant to which such persons will agree to continue to provide full time and attention to the executive leadership and operational oversight to Buyer, subject to the oversight of its Chairman and Board of Directors. Such Employment Agreements will have initial terms of three years and shall renew automatically for additional one-year terms, subject to the rights of either party to terminate upon reasonable notice.

         2.5. Noncompetition. Each of Henderson and Plash agrees that the Employment Agreements shall contain noncompetition terms with a period for such terms during employment by Buyer and for one year after the termination of such employment. This Section 2.5, however, shall be subject to the limitations on noncompetition in the Employment Agreements. In the event of any inconsistency between the terms of this Section 2.5 and the noncompetition terms of the Employment Agreements, the noncompetition terms of the Employment Agreements shall prevail.

         2.6. Contingent Payments. After Closing, Buyer will make additional payments to Seller based on the pre-tax income of Buyer (the "Target Income"), as determined in connection with the preparation of consolidated audited financial statements of Unison, as follows:

                  (a) $750,000, if the Target Income is not less than $2,980,000 (the "1996 Target") for the twelve months ending December 31, 1996; and

                  (b) $1,250,000, if the Target Income is not less than $5,400,000 (the "1997 Target") for the twelve months ending December 31, 1997.

For each of the 1996 Target and the 1997 Target, if actual pre-tax income of Buyer is less than such target for the respective financial reporting period, Buyer will make pro rata Contingent Payments as follows: 50% of the Contingent Payment for 75% of actual pre-tax income plus an incremental 2% of the Contingent Payment for every 1% increase in actual pre-tax income of Buyer for such period. Buyer shall not be obligated to make any Contingent Payment if the actual pre-tax income of Buyer does not equal at least 75% of the Target Income for the period in question. A Contingent Payment based on the 1996 Target and Target Income for that period shall be determined without reference to the 1997 Target. A Contingent Payment based on the 1997 Target and Target Income for that period shall be determined without reference to the 1996 Target.

         2.7. Buyout. Buyer will buy the Retained Stock from Seller for 10% of seven times the after-tax audited net income of Buyer, as determined in connection with the preparation of consolidated audited financial statements of Unison, for the twelve months ending December 31, 1997 (the "Retained Stock Purchase Price"). Buyer will have the option, exercisable by Buyer on its sole discretion, to pay the Retained Stock Purchase Price: (i) in cash or (ii) one-half in cash and one-half in (A) Unison Common Stock or (B) a twelve month promissory note by Unison, as maker, to Seller bearing interest at an annual rate of 10%. The closing for the purchase of the Retained Stock shall be at a time mutually agreeable to Buyer and Seller and shall be held at the offices of Quarles & Brady, Phoenix, Arizona within 45 days of the availability of the financial statements of Unison referred to in the first sentence of this Section. The number of shares of Unison Common Stock used in payment of the Retained Stock Purchase Price shall be determined by dividing the dollar amount for which the shares are being issued by the average closing price for Unison Common Stock for the 20-day trading period immediately preceding the closing for the purchase and sale of the Retained Stock.

              ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER

         Each Seller hereby jointly and severally represents and warrants to Buyer and Unison that:

         3.1. Consents; Authority. Seller owns good and marketable title to all shares of the Purchased Stock registered in its name free and clear of all Liens and has full right, and all necessary power and authority, to enter into this Agreement, to sell assign, transfer and deliver the Purchased Stock to Buyer as contemplated herein and to enter into all documents contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Seller is not party to any voting trust agreement or similar arrangement restricting voting rights or transferability of any of the shares of Purchased Stock.

         3.2. Enforceability. To Seller's knowledge, this Agreement and all documents contemplated hereby have each been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller enforceable in accordance with their respective terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by the general principles of equity).

         3.3. No Violation, Conflict. Neither the execution, delivery or performance of this Agreement nor any document contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in a violation or breach of any statute, rule or regulation applicable to Seller, the violation of which would have a Material Adverse Effect on the value of the Purchased Stock, nor conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or give any party a right to accelerate the due date of any Indebtedness or obligation under, any indenture, mortgage, deed of trust, or Contract to which Seller is a party or to which its properties or assets are subject, or any instrument, judgment, decree, writ, or other restriction to which Seller is a party or by which Seller or its businesses, properties or assets are bound, nor require any consent or approval of any Person.

         3.4. No Broker. Except as set forth on Schedule 3.4 there are no broker's or finder's fees or obligations due to any persons engaged by Seller or any of the Affiliates, employees, representatives or agents of any of such Persons in connection with the transactions contemplated by this Agreement, except for the fees and expenses of Seller's counsel and accountants.

         3.5. Investment Intent. The Convertible Debentures and the Notes to be acquired by Seller hereunder and any of Unison Common Stock issuable upon conversion of the Convertible Debentures or the Notes are being acquired by Seller for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act. Seller understands that neither the Convertible Debentures nor the Notes nor the shares of Unison Common Stock issuable upon conversion of the Convertible Debentures or the Notes have been registered under the 1933 Act by reason of their issuance in transactions exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and agrees to deliver to the Buyer, if requested by the Buyer an investment letter in customary form. Seller understands that neither the Convertible Debentures nor the Notes, nor any interest therein, nor the Unison Common Stock may be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Unison Common Stock, or an available exemption from registration under the 1933 Act, the Unison Common Stock must be held indefinitely. In particular, Seller is aware that no interest in the Convertible Debentures or the Notes, or Unison Common Stock may be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about Unison. Such information is not now available. Seller further understands that the certificates representing the Convertible Debentures, the Notes and the Unison Common Stock will bear the a legend substantially in the following form and agrees that it will hold such Convertible Debentures, Notes and such shares subject thereto:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES THAT MAY BE ISSUED UPON THE CONVERSION OF SUCH SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

         3.6. Suitability and Sophistication. (i) Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating independently the risks and merits of purchasing Unison's Convertible Debentures, Notes and Common Stock; (ii) Seller has independently evaluated the risks and merits of purchasing Unison's Convertible Debentures, Notes and Common Stock and has independently determined that Unison's Convertible Debentures, Notes and Common Stock are suitable investments for such Seller; and (iii) Seller has sufficient financial resources to bear the loss of its entire investment in Unison's Convertible Debentures, Notes and Common Stock.

         3.7. Receipt of Information. Seller further represents that it has had an opportunity to ask questions and receive answers from the officers and directors of Buyer and Unison regarding the business, properties, prospects and financial condition of Buyer and Unison and to obtain additional information (to the extent Buyer or Unison possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. The foregoing, does not however limit or modify the representations and warranties of Buyer in
Article 5 of this Agreement or the right of Seller to rely thereon.

         ARTICLE IV. ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER

         In addition to the Representations and Warranties in Article III, each Seller hereby jointly and severally represents and warrants to Buyer and Unison with respect to the Incorporated Centers that:

         4.1. Organization. Each of the Incorporated Centers is a corporation duly organized, validly existing and in good standing under the laws of their respective states of incorporation and has full corporate power and authority to own its properties and carry on its business and to enter into and perform its obligations under this Agreement.

         4.2. Charter. Each of the Incorporated Centers has delivered to Buyer true, correct and complete copies of its Articles or Certificate of Incorporation and Bylaws, together with all amendments to each through the date hereof. Each of the Incorporated Centers has made available to Buyer true, correct and complete copies of its minute books, stock certificate books and corporate records; such books and records contain true and complete records of all meetings and consents in lieu of meetings of each of the Incorporated Center's Boards of Directors (and any committees thereof) and stockholders.

         4.3. Qualification. Each of the Incorporated Centers is qualified to do business and is in good standing in each jurisdiction (listed on Schedule 4.3 to this Agreement) where the character or location of property owned and leased, the employment of personnel or the nature of the business and activities conducted by it, as the case may be, requires such qualification, licensing or domestication, except in such jurisdictions where the failure to be so qualified, licensed or domesticated and to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

         4.4. Capitalization of the Incorporated Centers; Stockholders. Immediately prior to the Closing, the authorized and issued capital stock of each of the Incorporated Centers, including ownership thereof, will be as set forth on Schedule 4.4. All issued and outstanding shares of capital stock of the Incorporated Centers have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to, nor were any issued in violation of, any preemptive rights. Except as set forth on Schedule 4.4, there are not any outstanding options, warrants, subscriptions, convertible debentures or other rights, commitments or any other similar agreements for the purchase of any shares of capital stock or other equity securities of the Incorporated Centers. All shares of capital stock of the Incorporated Centers outstanding were issued in full compliance with all federal and state securities or "blue sky" laws.

         4.5. Authority; Enforceability; No Violation, Conflict or Required Filing.

                  (a) Each of the Incorporated Centers has the necessary corporate power and authority to enter into and deliver this Agreement and all documents contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby by each of the Incorporated Centers have been duly authorized by the Board of Directors and the stockholders of such Incorporated Center in accordance with such Incorporated

Center's governing corporate documents and applicable laws and, to Seller's knowledge, constitute the legal, valid and binding obligation of such Incorporated Center, enforceable in accordance with their respective terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by the general principles of equity). Except as set forth on Schedule 4.5, neither the execution, delivery or performance of this Agreement nor any document contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Incorporated Centers with the terms and provisions of this Agreement or any document contemplated hereby, will conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, or Contract to which any of the Incorporated Centers is a party or to which its properties or assets are subject, or any instrument, judgment, decree, writ, or other restriction to which any of the Incorporated Centers is a party or by which any of the Incorporated Centers or its businesses, properties, assets or personnel are bound, nor require any consent or approval of any Person.

                  (b) To Seller's knowledge, none of the Incorporated Centers is required to submit any notice, report or other filing with any federal, state or local Governmental Authority in connection with the execution or delivery or performance by the Incorporated Centers of this Agreement or the consummation of the transactions contemplated hereby, except such as already have been submitted or filed or will be submitted or obtained in a timely manner.

         4.6. Incorporated Centers Financial Statements. Each of the Incorporated Centers has delivered to Buyer true, complete and correct copies of the Incorporated Centers Financial Statements. Except as set forth on
Schedule 4.6, the Incorporated Centers Financial Statements (a) present fairly the financial condition of the Incorporated Centers at said dates and the results of operations, changes in shareholders' equity and cash flows for the periods therein specified and (b) have been prepared from the books and records of the Incorporated Centers and in accordance with GAAP, consistently applied and maintained throughout the periods indicated, except as otherwise stated or referred to in such Incorporated Centers Financial Statements. Schedule 4.6 presents all liabilities (whether or not of a kind required by GAAP to be set forth on a balance sheet) incurred in the ordinary course of business consistent with past practice since January 31, 1996.

         4.7. Absence of Certain Changes. Except as set forth on Schedule 4.7, since January 31, 1996, each of the Incorporated Centers has conducted its business only in the ordinary course and consistent with prior practice, and none of the Incorporated Centers has experienced any Material Adverse Effect, or any events or circumstances that might reasonably be expected to result in a Material Adverse Effect.

        4.8. Assets. Schedule 4.8 contains, in part, a list of each material property owned, subject to Lease or managed by the Incorporated Centers with a book or fair market value of at least $1,000. Except as set forth on Schedule 4.8, each of the Incorporated Centers has good and marketable title to, or a valid leasehold interest in, all of the properties and assets it owns or uses in its business or purports to own or lease. Except as set forth on Schedule 4.8, none of such assets or properties are subject to any Liens, except (i) Liens incurred or made in the ordinary course of business which are not substantial in character, amount or extent and do not materially impair the usefulness of such properties and assets in the conduct of the business of the Incorporated Centers, (ii) Liens for taxes, assessments or other governmental charges or levies which are either not yet delinquent or are being contested in good faith and by appropriate proceedings, can be paid without penalty and which do not materially impair the usefulness of such properties and assets in the conduct of the business of the Incorporated Centers, and (iii) as reflected on the Incorporated Centers Financial Statements.

         4.9. Intellectual Property. Schedule 4.9 sets forth all permits, grants and licenses or other rights running to or from the Incorporated Centers relating to Intellectual Property that are necessary to the business of the Incorporated Centers as currently conducted. Except as provided in Schedule 4.9, the Incorporated Centers own all right, title and interest in and to such Intellectual Property, or have a valid and enforceable license from third parties, and have the unfettered right to use all such Intellectual Property in order to conduct their businesses in all material respects as currently conducted and have used reasonable efforts to protect their rights in the Intellectual Property and to protect an maintain the secrecy of their trade secrets and other proprietary rights and confidential information. Except as set forth on Schedule 4.9, none of the Incorporated Centers is in violation of, or infringing upon or misappropriating, any Intellectual Property of any third party, and no claims have been asserted, nor is there any litigation pending or threatened claiming such infringement or misappropriation.

         4.10. Tax Matters. The Incorporated Centers and each other corporation (or predecessor) that have at any time been a member of a consolidated, combined or unitary group of which the Incorporated Centers are or were a member (the "Tax Affiliates") have timely and correctly filed or caused to be filed all Tax Returns. All Taxes due and payable in respect of such Tax Returns have been or will by Closing be paid in full. Except as set forth on Schedule 4.10, the Incorporated Centers and the Tax Affiliates have no current extensions for the filing of any Tax Returns. Except as set forth on Schedule 4.10, adequate provisions have been made for the payment of all accrued and unpaid Taxes as of the date of the Incorporated Centers Financial Statements, whether or not then due and payable and whether or not disputed, except as may be set forth in explanatory notes thereto. Except as set forth on Schedule 4.10, the Tax Returns of or relating to the Incorporated Centers and the Tax Affiliates have not been examined (nor are they currently in the process of being examined) by the Internal Revenue Service or any other tax authority for any of the past six years, and such Tax Returns constitute a complete and accurate representation of the Tax liabilities of the Incorporated Centers and the Tax Affiliates.

         4.11. Legal and Regulatory Matters. Except as set forth on Schedule 4.11: (a) there are no judgments, decrees or orders enjoining any of the Incorporated Centers in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any aspect of the business of such Incorporated Center; (b) the Incorporated Centers have complied and are complying with all laws, ordinances, treaties and governmental rules, orders and regulations applicable to it or its properties, assets, personnel or business, non-compliance with which could have a Material Adverse Effect; and (c) each of the Incorporated Centers has obtained all Licenses necessary for the ownership of its properties and the conduct of its business as currently conducted, and all such Licenses are currently in full force and effect.

         4.12. Employees. Except as set forth on Schedule 4.12, none of the Incorporated Centers has been or is a party to any collective bargaining agreement with respect to any of its employees or with respect to any contract or agreement with a labor union or any local or subdivision thereof, nor has it been charged with any unresolved unfair labor practices, nor is there any present union organizing activity among any of its employees. There are no material controversies, claims, suits, actions or proceedings pending or threatened between any of the Incorporated Centers and any of its respective employees. Each of the Incorporated Centers has complied in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, any provision thereof relating to wages, hours, employment practices, terms and conditions of employment, collective bargaining, equal opportunity or similar laws, non-compliance with which could have a Material Adverse Effect, and the payment of social security and similar taxes, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

         4.13. Insurance Coverage. Schedule 4.13 to this Agreement lists all insurance policies of the Incorporated Centers indicating the risks insured against, carrier, policy number, amount of coverage (including deductible), premiums and expiration dates. Except as set forth on Schedule 4.13, such policies are in full force and effect and all premiums now due and owing with respect to such policies have been paid in full, and none of the Incorporated Centers has made any borrowings or incurred any indebtedness, the collateral for which was any of such policies.

         4.14.    Employee Benefit Plan(s).

                  (a) Schedule 4.14 lists each Employee Benefit Plan. None of the Incorporated Centers has any affiliates for purposes or ERISA.

                  (b) Each Employee Benefit Plan is in substantial compliance with applicable Law and has been administered and operated in all material respects in accordance with its terms. Each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section

401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a "reportable event" (as defined in Section 4043(b) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Employee Benefit Plan. Except as set forth on Schedule 4.14, no Employee Benefit Plan subject to Title IV or ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV or ERISA. Full payment has been made of all amounts which an Incorporated Center was required under the terms of the Employee Benefit Plan(s) to have paid as contributions to such Employee Benefit Plan(s) on or prior to the date hereof (excluding any amounts not yet due) and no Employee Benefit Plan which is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Incorporated Center nor any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan(s) that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material liability, claim, action or litigation, has been made, commenced or, to the best of Seller's knowledge, threatened with respect to any Employee Benefit Plan(s) (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Employee Benefit Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to all Employee Benefit Plan(s) which are subject to Title IV of ERISA, as of the most recent actuarial valuation prepared for each such Employee Benefit Plan, the aggregate present value of the accrued liabilities thereof did not exceed the aggregate fair market value of the assets allocable thereto. The Incorporated Centers do not presently maintain or has at any time in the past maintained a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). There are no actions, suits, or claims (other than routine claims for benefits) pending or threatened against any Employee Benefit Plan of any of the Incorporated Centers or their respective assets, or arising out of such Employee Benefit Plan(s) and no facts exist which could give rise to any such actions, suits or claims or that might have a Material Adverse Effect on such Employee Benefit Plan(s). There has been no act or omission by the Incorporated Centers that has given rise or may give rise to any fines, penalties, taxes or late charges under Section 502(c), (i) or (1), Section 407(1) of ERISA or Chapter 43 of the Code.

         4.15. Compliance with Environmental Law. Except as set forth in
Schedule 4.15, (i) to Seller's knowledge each of the Incorporated Centers and all of its operations are and have been at all times in compliance with all Environmental Laws as currently in effect; (ii) neither the Incorporated Centers nor any of their respective predecessors used, released or disposed of any Hazardous Substance in any manner; (iii) none of the property owned, leased or operated by the Incorporated Centers is contaminated by any Hazardous Substance; and (iv) to Seller's knowledge none of the property owned, leased or operated by the Incorporated Centers is affected by any condition that could result in liability under any Environmental Law as currently in effect; and (v) to Seller's knowledge there is and has been no condition, activity or event respecting the Incorporated Centers or any of the properties owned, leased or operated by them that could subject the Incorporated Centers to any liability under any Environmental Law as currently in effect.

         4.16. Bank and Brokerage Accounts. Schedule 4.16 lists (i) the names and addresses of all banks and brokerage firms in which the Incorporated Centers has accounts or safe deposit boxes, lock boxes, vaults and the account numbers relating thereto, (ii) the name of each person authorized to draw on any such account or have access to any such boxes or vaults and (iii) the names of all persons, if any, holding tax or other powers of attorney from any of the Incorporated Centers and a summary of the terms thereof.

         4.17. Material Misstatements or Omissions. The statements, representations and warranties of the Incorporated Centers and Seller contained in this Agreement (including the schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Incorporated Centers or Seller pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading. There is no fact with respect to the condition and operation of the Incorporated Centers which has not been disclosed to Buyer which materially and adversely affects, or could materially and adversely affect, the business, financial condition, results of operations, assets or prospects of the Incorporated Centers taken as a whole.

         4.18. Broker's Fees. There are no broker's or finder's fees or obligations due to persons engaged by any of the Incorporated Centers or any of its employees, officers, or directors in connection with the transactions contemplated by this Agreement, except for the fees and expenses of counsel and accountants.

               ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

         As applicable, each of Buyer and Unison hereby represents and warrants to Seller that:

         5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has full corporate power and authority to own its properties and carry on its business and to enter into and perform its obligations under this Agreement. Unison is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and carry on its business and to enter into and perform its obligations under this Agreement.

         5.2. Qualification. Each of Buyer and Unison is qualified to do business and in good standing in each jurisdiction where the character or location of property owned and leased, the employment of personnel or the nature of the business and activities conducted by it, as the case may be, requires such qualification, licensing or domestication, except in such jurisdictions where the failure to be so qualified, licensed or domesticated and to be in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

         5.3. Authority Enforceability; No Violation, Conflict or Required Filing. Each of Buyer and Unison has the necessary corporate power and authority to enter into and deliver this Agreement and all documents contemplated hereby, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby by Buyer and by Unison have been duly authorized by the respective Board's of Directors of Buyer and Unison in accordance with Buyer's and Unison's governing corporate documents and applicable laws. This Agreement and all documents contemplated hereby have each been duly and validly authorized, executed and delivered by Buyer and Unison and constitute the legal, valid and binding obligation of Buyer and Unison, respectively, enforceable in accordance with their respective terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or by the general principles of equity). Except as set forth on Schedule 5.3, neither the execution, delivery or performance of this Agreement nor any document contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer or Unison with the terms and provisions of this Agreement or any document contemplated hereby, will result in a violation or breach of any term or provision of Buyer's Articles of Incorporation or Bylaws or Unison's Certificate of Incorporation or Bylaws, or of any statute, rule or regulation applicable to Buyer or Unison or their respective businesses, properties, assets or personnel, nor conflict with or constitute a violation or breach of, or a default under (or an event which, with the passage of time or the giving of notice, or both, would constitute a default under), or give any party a right to accelerate the due date of any indebtedness or obligation under, any indenture, mortgage, deed of trust, or Contract to which Buyer or Unison is a party or to which their respective properties or assets are subject, or any instrument, judgment, decree, writ, or other restriction to which Buyer or Unison is a party or by which Buyer or Unison or their respective businesses, properties, assets or personnel are bound, nor require any consent or approval of any Person.

         5.4. Unison Financial Statements. Unison has delivered to Seller true, complete and correct copies of the Unison Financial Statements. Except as set forth on Schedule 5.4, the Unison Financial Statements (a) present fairly the financial condition of Unison at said dates and the results of operations, changes in shareholders' equity and cash flows for the periods therein specified, and (b) have been prepared from the books and records of Unison and in accordance with GAAP, consistently applied and maintained throughout the periods indicated, except as otherwise stated or referred to in such Unison Financial Statements.

         5.5. Tax Matters. Unison has timely and correctly filed or caused to be filed all Tax Returns.

         5.6. Legal and Regulatory Matters. Except as set forth on Schedule 5.6:
(a) there are no judgments, decrees or orders enjoining Buyer or Unison in respect of, or the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any aspect of the business of Buyer or Unison; (b) each of Buyer and Unison has complied and is complying with all laws, ordinances, treaties and governmental rules, orders and regulations applicable to Buyer or Unison, as applicable, or their respective properties, assets, personnel or business, non-compliance with which could have a Material Adverse Effect; and (c) each of Buyer and Unison has obtained all Licenses necessary for the ownership of their respective properties and the conduct of their respective businesses as currently conducted, and all such Licenses are currently in full force and effect.

         5.7. Material Misstatements or Omissions. The statements, representations and warranties of Buyer and Unison contained in this Agreement (including the schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of Buyer or Unison, as applicable, pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading. There is no fact which has not been disclosed to Seller which materially and adversely affects, or could materially and adversely affect, the business, financial condition, results of operations, assets or prospects, taken as a whole, of Buyer or Unison.

         5.8. Broker's Fees. There are no broker's or finder's fees or obligations due to persons engaged by Buyer or Unison, or any of its employees, officers, or directors in connection with the transactions contemplated by this Agreement, except for the fees and expenses of counsel and accountants.

         5.9. Investment Intent. The Purchased Stock to be purchased by Buyer hereunder is being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act. Buyer understands that the Purchased Stock has not been registered under the 1933 Act by reason of issuance in transactions exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof and agrees to deliver to Buyer, if requested by

Buyer, an investment letter in customary form. Buyer understands that the Purchased Stock may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Purchased Stock or an available exemption from registration under the 1933 Act, Purchased Stock must be held indefinitely.

         5.10. Suitability and Sophistication. (i) Buyer has such knowledge and experience in financial and business matters that it is capable of independently evaluating the risks and merits of purchasing the Purchased Stock; (ii) it has independently evaluated the risks and merits of purchasing the Purchased Stock and has independently determined that the Purchased Stock is a suitable investment for it; and (iii) it has sufficient financial resources to bear the loss of its entire investment in the Purchased Stock.

         5.11. Receipt of Information. Buyer further represents that it and/or its Affiliates has had an opportunity to ask questions and receive answers from Buyer regarding the business, properties, prospects and financial condition of Buyer and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it and/or its Affiliates or to which it and/or its Affiliates had access. The foregoing, does not however limit or modify the representations and warranties of Seller in
Article III or Article IV of this Agreement or the right of Buyer to rely thereon.

                           ARTICLE VI. INDEMNIFICATION

         6.1. Indemnification by Seller. Notwithstanding anything in this Agreement to the contrary, but subject to the other provisions of this Article VI, Seller shall jointly and severally indemnify, defend, and hold Buyer, each of Buyer's directors, officers, and Affiliates, and each of such Affiliates' officers, directors, partners, employees, representatives and Affiliates, and each of their respective successors and assigns, (collectively, the "Indemnitees") harmless from and against, and shall reimburse them for, any and all demands, claims, losses, liabilities, damages, costs, and expenses whatsoever (including, without limitation, any fines, penalties, reasonable fees and disbursements of counsel incurred by the Indemnitees in investigating or defending any such demands, claims, losses, liabilities, damages, costs, and expenses, and other reasonable expenses incurred investigating or defending any of the same or enforcing this Agreement) (individually a "Loss" and collectively "Losses") sustained or incurred by an Indemnitee resulting from or arising in connection with any inaccuracy in responding or incomplete response to any written request from the Buyer for information in connection with this Agreement, or any inaccuracy in or breach of any representation or warranty of Seller set forth in this Agreement or the Schedules or Exhibits hereto. Any amounts payable by Seller pursuant to this Section may be offset by Buyer against amounts otherwise payable pursuant to the Term Note/1997 or the Term Note/1998.

         6.2. Indemnification by Buyer and Unison. Notwithstanding anything in this Agreement to the contrary, but subject to the other provisions of this
Article VI, Buyer and Unison shall indemnify, defend, and hold Seller harmless from and against, and shall reimburse them for, any and all demands, claims, losses, liabilities, damages, costs, and expenses whatsoever (including, without limitation, any fines, penalties, reasonable fees and disbursements of counsel incurred by Seller in investigating or defending any such demands, claims, losses, liabilities, damages, costs, and expenses, and other reasonable expenses incurred investigating or defending any of the same or enforcing this Agreement) (individually a "Loss" and collectively "Losses") sustained or incurred by Seller resulting from or arising in connection with any inaccuracy in responding or incomplete response to any written request from the Seller for information in connection with this Agreement, or any inaccuracy in or breach of any representation or warranty of Buyer or Unison set forth in this Agreement or the Schedules or Exhibits hereto. Seller acknowledges and agrees that no individual director, stockholder or officer of either Buyer or Unison shall have personal liability for any indemnity obligation of Buyer or Unison under this Section 6.2.

         6.3. Indemnification Limits. Neither Seller, Buyer nor Unison shall be liable for any amounts for which such other party is entitled to indemnification under Section 6.1 or Section 6.2, respectively, as a result of a breach of a representation or warranty in this Agreement unless and until the amount for which such party is entitled to indemnification therewith exceeds $10,000, at which time Seller, Buyer or Unison, as the case may be, shall be liable for all such amounts in excess of $10,000. The maximum liability of Buyer and Unison for indemnification under Section 6.2 shall be limited to the amount then outstanding under the Notes and Convertible Debentures. The maximum liability of Seller for indemnification under Section 6.1 shall be the Purchase Price.

         6.4. Indemnification Notice. If any third party claim is asserted against a Person with respect to which such Person is entitled to indemnification hereunder, such Person (the "indemnified party") shall, within 30 days of the later of the occurrence of the event giving rise to the claim or the date that the indemnified party learned of such claim (provided, however, that if a claim arises by virtue of litigation, then in no event less than 15 days prior to the date in which an appearance or answer is due, whichever is earlier), notify the Person obligated to indemnify it (the "indemnifying party") of such claim by delivery of a written notice describing the claim and indicating the basis for indemnification hereunder; provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent such failure shall have harmed the indemnifying party. The indemnifying party shall have the right, upon written notice to the indemnified party within 20 days after receipt from the indemnified party of notice of such claim, to conduct at its expense the defense against such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the indemnified party. If the indemnifying party fails to give such notice, it shall be deemed to have elected not to conduct the defense or the subject claim, and in such event the indemnified party shall have the right to conduct such defense and, only with the prior consent of the indemnifying party which shall not be unreasonably withheld, to compromise and settle the claim. If the indemnifying party does elect to conduct the defense of the subject claim, the indemnified party shall cooperate with and make available to the indemnifying party such assistance and materials as may be reasonably requested by it, all at the expense of the indemnifying party and the indemnified party shall have the right at its expense to participate in the defense, provided that the indemnified party will have the right to compromise and settle the claim only with the prior written consent of the indemnifying party. Any settlement to which the indemnifying party shall have consented in writing shall conclusively be deemed to be an obligation with respect to which the indemnified party is entitled to indemnification hereunder.

                  ARTICLE VII. CERTAIN MATTERS PENDING CLOSING

         7.1. Access. (a) Each of Buyer, Unison and Seller and their authorized agents, officers and representatives shall have reasonable access to the properties, books, records, contracts, information and documents of the other to conduct such examination and investigation of the other as it deems necessary, provided that such examinations shall: (i) be during normal business hours; (ii) not unreasonably interfere with the other's operations and activities; and (iii) be subject to the prior approval of party being examined if the information or documents requested are, in the reasonable opinion of an officer of such party, of a nature which may compromise the competitive position of such party. The party being examined shall cooperate in all reasonable respects with the examinations and investigations by such other party.

                  (b) If the transactions provided for herein are not consummated, the examining party and its respective officers, agents and representatives will hold in strict confidence, and not utilize in any manner, all information obtained from the party being examined and its officers, agents or representatives, excepting however, any such information which: (i) was or is in the public domain; (ii) was in fact known to the examining party prior to disclosure to the examining party; (iii) is disclosed to the examining party by a third party (other than officers, directors, employees and agents of the party being examined); or (iv) thereafter through an act or failure to act on the part of the party being examined becomes information generally available to the public.

         7.2. Carry on in Regular Course. The Incorporated Centers shall carry on its business in the regular course and substantially in the same manner as heretofore carried on.

         7.3. Use of Assets. The Incorporated Centers shall use, operate, maintain and repair all of its assets and properties in accordance with its previous practices. Seller shall not sell, encumber or dispose of any assets of the Incorporated Centers except in the ordinary course of business.

         7.4. Preservation of Relationships. Seller shall use reasonable efforts to preserve its business organizations intact, to retain the services of its present employees and to conduct business with suppliers, customers and others having business relations with such Person in a manner consistent with past practices.

         7.5. No Default. Neither Seller nor the Incorporated Centers shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any of its Contracts.

         7.6. Publicity. The initial general notices, releases, statements and communications to employees, suppliers, distributors and customers of Buyer, Unison, Seller and the Incorporated Centers and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer, Unison and Seller.

         7.7. Insurance Policies. Each of Seller and the Incorporated Centers shall maintain all of its insurance policies in full force and effect.

         7.8. Cooperation. Buyer, Unison and Seller and the Incorporated Centers will cooperate in all respects in connection with securing any consents of third parties necessary for the consummation of the transactions contemplated by this Agreement, and giving any notices to any governmental authority, or securing the permission, approval, determination, consent or waiver of any governmental authority required by Law in connection with the transactions contemplated by this Agreement.

         7.9. Compensation. Without the prior written consent of the Buyer, Seller and the Incorporated Centers shall not grant any increase in the benefits or the rate of pay of any of its Employees, except in the ordinary course of business and consistent with past practices, and the Incorporated Centers shall not institute any new Employee Benefit Plan.

         7.10. Indebtedness. Other than for purposes and in amounts encountered in the ordinary course of business, the Incorporated Centers shall not create, incur or assume any Indebtedness.

         7.11. Dividends; Redemptions; Issuance of Stock. The Incorporated Centers shall not: (a) issue any additional shares of stock of any class or grant any warrants, options or rights to subscribe for any additional shares of stock of any class; (b) declare or pay any dividend or make any surplus distribution of any nature; (c) make any capital distribution of any kind; (d) directly or indirectly redeem, purchase or otherwise acquire or recapitalize or reclassify any of its capital stock or liquidate in whole or in part; or (e) make any advances.

         7.12. Compliance with Laws. Buyer, Unison, Seller and the Incorporated Centers shall comply with all applicable Laws and orders of any court or federal, state, municipal or other governmental department.

         7.13. Taxes. Buyer, Unison, Seller and the Incorporated Centers shall timely and properly file all federal and state tax returns which are required to be filed, and shall pay or make provision for the payment of all taxes owed by it.

         7.14. Amendment of Articles or Certificate and Bylaws. None of the Incorporated Centers shall amend its Articles or Certificate of Incorporation or Bylaws.

         ARTICLE VIII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         8.1. Compliance with Agreement. Seller shall have performed and complied in all material respects with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

         8.2. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Seller, the Incorporated Centers shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         8.3. No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

         8.4. Representations and Warranties. The representations and warranties made by Seller and the Incorporated Centers in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date.

         8.5. Material Damage to Assets. Between the date of this Agreement and the Closing Date, no assets or properties of the Incorporated Centers shall have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against.

         8.6. Deliveries at Closing. Seller shall have delivered to Buyer the following documents, each properly executed by Seller, and dated as of the Closing Date, or such other date as indicated below: (a) the Opinion of the Seller's Counsel; (b) a copy of the Articles or Certificate of Incorporation of the each of the Incorporated Centers, as amended to date, certified as of a recent date by appropriate official in its state of incorporation; (c) a Certificate of such state official as to the existence and good standing of the each of the Incorporated Centers, dated as of a recent date; (d) certificates, as of a recent date, of the appropriate government official of each state in which each of the Incorporated Centers is authorized to transact business, indicating that such Incorporated Center is so qualified and is in good standing; (e) resignations of directors and officers of each of the Incorporated Centers as contemplated by this Agreement; (f) Seller's Closing Certificate; and
(g) all Records of each of the Incorporated Centers.

         8.7. Other Documents. Seller shall have delivered to Buyer such certificates and documents of Seller, officers of each of the Incorporated Centers and public officials as shall be reasonably requested by Buyer's counsel to establish the capacity and authority of Seller and each of the Incorporated Centers to enter into this Agreement and complete the transactions contemplated by this Agreement.

         8.8. Stock Certificates. Seller shall have delivered to Buyer at the Closing stock certificates representing 100% of the shares of the Purchased Stock. Such certificates shall be duly endorsed in blank or have duly executed stock powers attached thereto and shall otherwise be in proper form for transfer.

         8.9. Regulatory Approvals. This Agreement and the transactions contemplated hereby shall have received all approvals, if any, required from any Governmental Authority.

          ARTICLE IX. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         9.1. Compliance with Agreement. Buyer and Unison shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

         9.2. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel, and Buyer or Unison, as applicable, shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

         9.3. No Litigation. No suit, action or other proceeding shall be pending before any court in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

         9.4. Representations and Warranties. The representations and warranties made by each of Buyer and Unison in this Agreement shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

         9.5. Payment of Purchase Price. Buyer shall have delivered to Seller the Purchase Price in the form and in the manner described in Section 2.2 of this Agreement.

         9.6. Deliveries at Closing. Buyer and Unison shall have delivered to Seller the following documents, each properly executed by Buyer and dated as of the Closing Date, or such other date as indicated below: (a) the Opinion of Buyer's Counsel; (b) Buyer's Closing Certificate; (c) the Registration Rights Agreement; and (d) the Security Agreement.

         9.7. Other Documents. Buyer and Unison shall have delivered to Seller such certificates and documents of officers of Buyer and Unison and of public officials as shall be reasonably requested by Seller's counsel to establish the existence and good standing of Buyer and Unison and the due authorization of this Agreement and the transactions contemplated by this Agreement by Buyer and Unison.

                             ARTICLE X. TERMINATION

         10.1. Termination. Time is of the essence hereof. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, as follows: (a) by mutual written agreement of Seller and Buyer;
(b) by Buyer if any of the conditions set forth in Article VIII of this Agreement shall not have been fulfilled by April 3, 1996; (c) by Seller if any of the conditions set forth in Article IX of this Agreement shall not have been fulfilled by April 3, 1996; or (d) by either Buyer or Seller, as appropriate, if the various scheduled required or contemplated by Articles IV and V are not delivered by the other party(s) in a timely manner, or after receipt of such Schedules, as provided in Section 10.2 of this Agreement.

         10.2. Time to Review Schedules. The parties have executed this Agreement prior to the completion and exchange of the Schedules required or contemplated by Articles IV and V hereof. Seller agrees to complete all Schedules required or contemplated by Article IV and to deliver them to Buyer, together with a written statement that all such Schedules have been delivered, as soon as possible, but in no event later than April 2, 1996. Buyer shall have the right to terminate this Agreement if all such Schedules have not been delivered by that date and on the following day, on the basis of information contained in such Schedules. Buyer agrees to complete all Schedules required or contemplated by Article V and to deliver them to Seller, together with a written statement that all such Schedules have been delivered, as soon as possible, but in no event later than April 2, 1996. Seller shall have the right to terminate this Agreement if all such Schedules have not been delivered by that date and on the following day, on the basis of information contained in such Schedules.

                            ARTICLE XI. MISCELLANEOUS

         11.1. Further Assurances. From time to time after the Closing Date, upon the reasonable request and at the expense of Buyer, Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession and record title to the Purchased Stock. Seller agrees to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Stock in the condition and manner contemplated by this Agreement.

         11.2. Survival of Representations and Warranties. All representations and warranties of Buyer, Unison and Seller contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement. The representations and warranties made by Seller in Sections 4.10 and 4.15 shall survive and be enforceable until the expiration of all applicable civil, criminal and regulatory statutes of limitation relating to the subject matter of such Sections. All other representations and warranties shall expire at 5:00 p.m., Mountain Standard Time on the date two years following the Closing Date.

         11.3. Entire Agreement; Amendment. This Agreement, together with the Schedules, Exhibits and other documents contemplated hereby, constitutes the final written expression of all of the agreements between the parties, pertaining to the subject matter of this Agreement, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement and the Schedules and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.4. Payment of Expenses and Fees. Each of Buyer and Seller shall pay all fees and expenses incurred by it in connection with the transactions contemplated.

         11.5. Governing Law. This Agreement shall be construed, interpreted and enforced according to the Laws of the State of Delaware without regard to conflicts of law principles.

         11.6. Assignment. Prior to the Closing, this Agreement shall not be assigned by any party without the prior written consent of all other parties.

         11.7. Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given upon the earliest to occur of the following (i) actual delivery, (ii) one business day after delivery, prepaid, to a commercial overnight delivery service for delivery the next business day, or (iii) production of hard-copy confirmation of delivery via electronic facsimile machine, and addressed as follows, unless and until any of such parties notifies the other in accordance with this Section of a change of address:

                  If to Henderson, to:

                           Henderson & Associates Rehabilitation
                           Attention: Paul G. Henderson, PT
                           1530 6th Avenue S.E.
                           Decatur, Alabama 35601
                           Telephone:  (205) 350-1764

                  With a copy to:

                           Hand Arendall, L.L.C.
                           Attention:  Stephen G. Crawford
                           3000 First National Bank Building
                           P.O. Box 123
                           Mobile, Alabama  36601
                           Telephone:  (334) 432-5511

                  If to Plash to:

                           Plash and Associates Physical Therapy Services
                           Attention:  Paige B. Plash, PT
                           1242 Anchor Drive
                           Mobile, Alabama  36693
                           Telephone:  (334) 661-8031

                  With a copy to:

                           Hand Arendall, L.L.C.
                           Attention:  Stephen G. Crawford
                           3000 First National Bank Building
                           P.O. Box 123
                           Mobile, Alabama  36601
                           Telephone:  (334) 432-5511

                  If to Buyer or Unison:

                           Sunbelt Therapy Management Services, Inc.
                                    or
                           Unison HealthCare Corporation
                           Attention:  Mr. Jerry M. Walker
                           7272 East Indian School Road, Suite 214
                           Scottsdale, Arizona 85251
                           Telephone:  (602) 423-1954

                  With a copy to:

                           Quarles & Brady
                           Attention:  P. Robert Moya
                           One East Camelback Road, Suite 400
                           Phoenix, Arizona  85012
                           Telephone:  (602) 230-5500

         11.8. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

         11.9. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

         11.10. Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

         11.11. Specific Performance. Buyer and Seller agree that the Purchased Stock constitutes unique property. There is no adequate remedy at Law for the damage which either party might sustain for the failure of the other party to consummate the transactions contemplated by this Agreement for any reason other than the termination of this Agreement pursuant to Section 10.1 of this Agreement. Accordingly, each party shall be entitled, at its option, to the remedy of specific performance to enforce the sale of the Purchased Assets and the Purchased Stock by Seller to Buyer pursuant to this Agreement.

         11.12. No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements of Buyer or Seller contained in this Agreement. Neither Buyer nor Seller assumes any liability to any third party because of any reliance on the representations, warranties and agreements of Buyer or Seller contained in this Agreement.

         11.13. Cooperation. Buyer and Seller will: (a) fully cooperate with each other and their respective counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement; and (b) use their best efforts to satisfy those conditions set forth in Articles VIII and IX which are to be satisfied by them; and (c) cooperate in all reasonable respects with the other party in its efforts to satisfy the conditions to be satisfied by the other party.

         11.14. Records. For at least five years after the Closing Date, Buyer shall preserve and keep, free of charge, all Records of the physical rehabilitation centers which were predecessors of Buyer and which records were delivered by Seller pursuant to this Agreement (the "Predecessor Records"). Buyer agrees to permit Seller, and their attorneys, accountants, agents and designees, such access to the Predecessor Records from and after the Closing Date as Seller may deem necessary or desirable. Any such examination shall be at the expense of Seller, shall be performed at the place where the Predecessor Records are regularly maintained and shall not unreasonably interfere with Buyer's normal business activities. Buyer shall notify Seller at any time that it intends to destroy any or all of the Predecessor Records, and Seller shall have the right to review and remove any of such Predecessor Records at Seller's expense.

         11.15. Exhibits. All Exhibits to this Agreement are incorporated herein by this reference as if fully set forth herein. If a document or matter is disclosed in any Exhibit to this Agreement, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross reference. All capitalized terms used in any Exhibit to this Agreement shall have the definitions specified in this Agreement.

         11.16. Income Tax Position. No party to this Agreement shall take a position for income tax purposes which is inconsistent with this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Amended and Restated Purchase and Sale Agreement to be duly executed as of February 1, 1996.

                                    UNISON HEALTHCARE CORPORATION,
                                    A DELAWARE CORPORATION

                                    By _________________________________________
                                             Jerry M. Walker, President

                                    SUNBELT THERAPY MANAGEMENT
                                    SERVICES, INC., AN ARIZONA CORPORATION

                                    By _________________________________________
                                             Jerry M. Walker, Chairman

                                    HENDERSON

                                    By _________________________________________
                                             Paul G. Henderson, PT

                                    PLASH

                                    By _________________________________________
                                             Paige B. Plash, PT